Exhibit 11.1


                           Triad Systems Corporation

                       COMPUTATION OF EARNINGS PER SHARE

         For the Three and Six Month Periods Ended March 31, 1995 and 1994

                                          Three Months Ended  Six Months Ended
                                              March 31,          March 31,
(Amounts in thousands
except per share data)                       1995     1994      1995     1994

                                           -------  -------   -------  -------
Calculation of number of shares
entering into computations

 Weighted average shares outstanding       14,215   12,743    14,007   12,673
 Assumed conversion of preferred
  stock and exercise of warrants            3,137    3,137     3,137    3,137
                                           ------   ------    ------   ------
                                           17,352   15,880    17,144   15,810

 Net effect of dilutive stock options
  and warrants based on the average
  stock price                                 803    1,545       849    1,614
                                           ------   ------    ------   ------
Average primary shares outstanding         18,155   17,425    17,993   17,424
                                           ------   ------    ------   ------
 Net effect of dilutive stock options
  and warrants based on the ending
  stock price                                  94     ----        92     ----
                                           ------   ------    ------   ------
Average fully diluted shares
 outstanding                               18,249   17,425    18,085   17,424
                                           ======   ======    ======   ======


Income before extraordinary charge         $2,291   $1,396    $3,874   $2,440
 Net interest costs associated with
  assumed retirement of debt                 ----       21      ----       56
                                           ------   ------    ------   ------
Adjusted income before extraordinary
 charge                                     2,291    1,417     3,874    2,496

 Extraordinary charge on repurchase
  of debt, net of taxes                      ----     ----       153     ----
                                           ------   ------    ------   ------
Adjusted net income                        $2,291   $1,417    $3,721   $2,496
                                           ======   ======    ======   ======

Earnings per share
 Primary
  Income before extraordinary charge        $0.13    $0.08     $0.22    $0.14
  Net income                                $0.13    $0.08     $0.21    $0.14

 Fully diluted
  Income before extraordinary charge        $0.13    $0.08     $0.22    $0.14
  Net income                                $0.13    $0.08     $0.21    $0.14
                                           ======   ======    ======   ======